FOR IMMEDIATE RELEASE
September 16, 2015

Investor Contact:
Jackie Burka
jackie_burka@discovery.com
212-548-5642

Media Contact:
Catherine Frymark
catherine_frymark@discovery.com
240-662-2934

DISCOVERY COMMUNICATIONS TO HOST INAUGURAL INVESTOR DAY ON TUESDAY, SEPTEMBER 29

(Silver Spring, Md.) – Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) will host its inaugural Investor Day on Tuesday, September 29, 2015, in New York City. David Zaslav, President & CEO and Andrew Warren, Chief Financial Officer will discuss the Company’s strategy and outlook. JB Perrette, President, Discovery Networks International; Bruce Campbell, Chief Development & Digital Officer and General Counsel; and Rich Ross, Group President, Discovery Channel, Animal Planet and Science Channel, as well as additional featured speakers, also will present. The event will begin at 8:15 a.m. ET and conclude at 12:15 p.m. ET.

Attendance at the event is by invitation only. A live video webcast will be available on Discovery Communications’ website at www.discoverycommunications.com. Please go to the website at least ten minutes in advance to ensure you are connected prior to the start of the program.

A replay of the webcast will be available approximately one hour after the completion of the event. The replay will be available in the “Investor Relations” section of the Company’s website.

About Discovery Communications
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world’s #1 pay-TV programmer reaching nearly 3 billion cumulative subscribers in more than 220 countries and territories. For 30 years Discovery has been dedicated to satisfying curiosity and entertaining viewers with high-quality content through its global television brands, led by Discovery Channel, TLC, Animal Planet, Investigation Discovery, Science and Turbo/Velocity, as well as U.S. joint venture network OWN: Oprah Winfrey Network. Discovery controls Eurosport, the leading pan-regional sports entertainment destination across Europe and Asia-Pacific. Discovery also is a leading provider of educational products and services to schools, including an award-winning series of K-12 digital textbooks, through Discovery Education, and a digital leader with a diversified online portfolio, including Discovery Digital Networks. For more information, please visit www.discoverycommunications.com.

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